Exhibit 3.28

LIMITED LIABILITY COMPANY AGREEMENT

OF

LIBERMAN BROADCASTING OF DALLAS LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made and entered into as of this 26th day of March 2007, by Liberman Broadcasting of Dallas, Inc., a California corporation, as the sole member (the “Original Member” and any person or entity that from time to time is the sole member of the Company, a “Member”).

The Member desires to form a limited liability company pursuant to the laws of the State of Delaware. Accordingly, the Original Member (and each successor Member) agrees as follows:

1. Formation. The Original Member has formed a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act (the “Act”) and subject to the terms, provisions and conditions set forth in this Agreement.

2. Filing. In connection with the formation of the Company, an authorized person has caused a Certificate of Formation that complies with the requirements of the Act to be properly filed with the Delaware Secretary of State. The Original Member hereby ratifies and confirms the filing of the Company’s Certificate of Formation.

3. Name. The name of the Company shall be “Liberman Broadcasting of Dallas LLC”.

4. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

5. Principal Office, Registered Office and Registered Agent. The address of the principal office of the Company is 1845 West Empire Avenue, Burbank, California 91504, or any other place the Board of Managers may designate from time to time. The name of the Company’s registered agent in Delaware is The Corporation Trust Company, whose address in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.

6. Members.

A. Membership Interests. The Original Member is the holder of all of the membership interests of the Company, as set forth on Exhibit A (the “Membership Interests”). It is anticipated that the Original Member will be merged with and into the Company with the Company to be the surviving entity in such merger. As a result of such merger, LBI Media, Inc., the sole shareholder of the Original Member, shall have its interests in the Original Member converted into membership interests in the Company and shall become the sole Member of the Company (the “Replacement Member”). Upon consummation of such transactions, Exhibit A shall be deemed to have been updated to reflect the Replacement Member in lieu of the Original Member without further action by any party and this Agreement shall be binding upon the Replacement Member, until amended in accordance with the terms hereof.

B. Limited Liability. Except as expressly set forth in this Agreement or required under the Act, no Member, Manager or Officer shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member, Manager or an Officer of the Company. Except as expressly set forth in this Agreement or in a separate written agreement, in no event shall any Member (or former Member) be obligated to guarantee any indebtedness or other obligations of the Company at any time outstanding or have any liability for the repayment or discharge of the debts and obligations of the Company or for the repayment of any capital contribution of any other Member.

C. Admission of Additional Members. The Board of Managers may admit to the Company additional Members on terms the Board of Managers determines; provided, that no consent by any person, including the Board of Managers or any Member, shall be required pursuant to this Agreement or the Act in connection with the admission of any person as a Member after any foreclosure on the Membership Interests pursuant to the foreclosure rights granted in connection with any pledge and security interest granted in favor of such person so long as such person is an agent of the Company’s senior lenders or the holder of any Indebtedness (as defined in the Amended and Restated Credit Agreement dated May 8, 2006, as amended from time to time, among LBI Media, Inc., the guarantors party thereto, the Lenders party thereto and Credit Suisse, Cayman Islands Branch, as administrative agent, or as defined in the Amended and Restated Term Loan Agreement dated May 8, 2006, as amended from time to time, among LBI Media, Inc., the guarantors party thereto, the Lenders party thereto and Credit Suisse, Cayman Islands Branch, as administrative agent) secured by a pledge and security interest encumbering any such Membership Interests; provided further, that the prior proviso does not limit the need to obtain consents other than those required by this Agreement or the Act, such as consents that may be required by the Federal Communications Commission.

D. Members Are Not Agents. Pursuant to Section 8, the management of the Company is vested in the Board of Managers. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind or execute any instrument on behalf of the Company.

7. Profits and Losses; Distributions. The Replacement Member shall treat all of the profits and losses of the Company as its own. All distributions shall be made to the Member at times and in amounts determined by the Member or the Board of Managers.

8. Management.

A. Management and Control; Day to Day Affairs of the Company. The management of the Company is vested in one or more managers (each, a “Manager” and collectively, the “Board of Managers”) and the day-to-day business and affairs of the

Company shall be delegated by the Board of Managers to the officers of the Company as described in Section 8.E below (the “Officers”). Any Officer acting pursuant to authority granted by the Board of Managers or the provisions of this Agreement is authorized to take any actions, to make any determinations and to provide any consents permitted to be taken, made or provided by the Company under this Agreement; provided, however, that no Officer shall take any action, make any determination or provide any consent expressly reserved by this Agreement to the sole Member or reserved to the Board of Managers pursuant to an action duly and validly taken by a majority of the Board of Managers, or if there is only one Manager, by the sole Manager.

B. Board of Managers. The exact number of Managers shall be fixed from time to time by the Board Managers. The initial Managers have been elected by the sole Member and are named on Exhibit B.

C. Resignation and Removal. Any or all Managers may be removed, with or without cause, by the sole Member. Any removal shall be without prejudice to the rights, if any, of such Manager under any contract of employment. Any Manager may resign as a manager at any time upon written notice to the Company without prejudice to the rights, if any, of the Company under any contract to which such Manager is a party. Unless the Managers have earlier resigned or been removed, the Managers shall hold office until the expiration of the term for which they were elected, or if no term was provided, until their successors have been elected and qualified.

D. Meetings of Board of Managers. Meetings of the Board of Managers may be held at the date, time and place the Board of Managers decides from time to time. No annual or regular Board of Managers meetings are required. Any Manager desiring to call a meeting must give each other Manager reasonable notice of the meeting. A Manager may participate in any Board of Managers’ meeting by means of conference telephones, video conferencing equipment or similar communications equipment. Any action that may be taken at a meeting of the Board of Managers may be taken without a meeting if all Managers sign and deliver to the Company a written consent describing the action taken.

E. Officers. The Officers shall be appointed by the Board of Managers and shall serve at the pleasure of the Board of Managers, subject to the rights, if any, of an Officer under any contract of employment. Any Officer may resign at any time upon written notice to the Company without prejudice to the rights, if any, of the Company under any contract to which such Officer is a party. Those Officers may include, without limitation, a chairman, a president, a chief financial officer, an executive vice president, and a secretary, and any other Officers the Board of Managers deems appropriate. Unless the Board of Managers decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 8.E may be revoked at any time by the Board of Managers. The initial Officers of the Company are listed on Exhibit B.

F. An Officer may, but need not, be a Manager of the Company and any number of offices may be held by the same person.

G. Performance of Duties; Reliance on Others. In performing their duties, the Officers and the Managers shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, of the following persons or groups unless such Manager or such Officer has knowledge concerning the matter in question that would cause such reliance to be unwarranted and provided that such Manager or Officer acts in good faith and after reasonable inquiry when the need therefor is indicated by the circumstances:

(i)	one or more Officers, employees or other agents of the Company whom the Managers reasonably believes to be reliable and competent in the matters presented; and

(ii)	any attorney, independent accountant, valuation consultant, or other person as to matters that the Officer or the Managers reasonably believes to be within such person’s professional or expert competence.

9. Dissolution. The term of the Company shall be perpetual, unless earlier terminated following the occurrence of any event identified in this Section 9. The Company shall dissolve upon the first to occur of the following, and upon no other event or occurrence:

A.	the consent of sole Member;

B.	the election by the Board of Managers to dissolve the Company;

C.	any event which makes it unlawful for the business of the Company to be carried on;

D.	the entry of a decree of judicial dissolution under the Act; or

E.	as otherwise specified under the Act.

10. Liquidation. Upon dissolution of the Company, the Board of Managers shall wind up the affairs of the Company and proceed within a reasonable period of time to sell or otherwise liquidate the assets of the Company. Subject to the Act, after all liabilities of the Company have been satisfied or duly provided for, the remaining assets of the Company shall be distributed to the sole Member.

11. Membership Interests as Securities. All Membership Interests shall be “securities” governed by Article 8 of the Uniform Commercial Code in any jurisdiction (a) that has adopted revisions to Article 8 of the Uniform Commercial Code substantially consistent with the 1994 revisions to Article 8 adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and (b) the laws of which may be applicable, from time to time, to the issues of perfection, the effect of perfection or non-perfection and the priority of a security interest in the membership interests of the Company. The Membership Interests shall be represented by certificates, and each certificate evidencing Membership Interests shall bear the following legend:

“FOR PURPOSES OF SECTION 8-103 OF THE UNIFORM COMMERCIAL CODE IN EFFECT IN ANY RELEVANT JURISDICTION IN THE UNITED STATES OF AMERICA, THE CERTIFICATES REPRESENTING AN INTEREST IN LIBERMAN BROADCASTING OF DALLAS LLC SHALL CONSTITUTE “SECURITIES” WITHIN THE MEANING OF SECTION 8-102 AND SECTION 8-103 OF THE UNIFORM COMMERCIAL CODE.”

12. Amendments. Amendments to this Agreement may be made only by an instrument in writing signed by the sole Member.

13. No Partnership. The Member intends that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager or Officer of the Company shall be a partner or joint venturer of any other Member, Manager or Officer of the Company for any purpose, and this Agreement shall not be construed to the contrary. The Member intends that the Company shall be treated as a disregarded entity for federal and state income tax purposes, and none of the Member, the Board of Managers nor the Company shall take any action that would cause the Company to be treated as other than a disregarded entity.

14. Successors and Assigns. Except as provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Member and its legal representatives, successors and assigns.

15. Exculpation and Indemnification.

A. Right to Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a Manager or Officer of the Company or is or was serving at the request of the Company as a director, officer, employee, duly authorized attorney-in-fact, or agent of another entity, including any corporation, limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The Company shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Managers.

B. Prepayment of Expenses. The Company shall pay the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a Manager or Officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Manager or Officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Section 15 or otherwise.

C. Non-Exclusivity of Rights. The rights conferred on any person by this Section 15 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the this Agreement, vote of the Member or disinterested Managers or otherwise. All rights to indemnification under this Section 15 shall be deemed to be a contract between the Company and each Manager and Officer of the Company who serves or served in such capacity or is or was serving at the request of the Company as a director, officer, employee, duly authorized attorney-in-fact, or agent of another entity, including any corporation, limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, at any time while this Section 15 is in effect. Any repeal or modification of this Section 15 or any repeal or modification of relevant provisions of applicable laws shall not in any way diminish any rights to indemnification of such person or the obligations of the Company arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Section 15, references to “the Company” include all constituent entities absorbed in a consolidation or merger as well as the resulting or surviving entity, so that any person who is or was a director, manager, officer, employee or agent of such a constituent entity or is or was serving at the request of such constituent entity as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Section 15, with respect to the resulting or surviving entity, as such person would if such person had served the resulting or surviving entity in the same capacity.

D. Reliance. Any Person who after the date of the adoption of this provision becomes or remains a Manager or Officer of the Company or who, while a Manager or Officer of the Company, becomes or remains at the request of the Company a director, officer, employee, duly authorized attorney-in-fact or agent of another entity, including a corporation, limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Section 15 in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Section 15 shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

E. Savings Clause. If this Section 15 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Section 15 as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred and suffered by such person and for which indemnification is available to such person pursuant to this Section 15 to the full extent permitted by any applicable portion of this Section 15 that shall not have been invalidated and to the full extent permitted by applicable law.

F. Other Indemnification. The Company’s obligation, if any, to indemnify any person who was or is serving at its request as a manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust or other enterprise.

G. Insurance. The Company may maintain insurance, at its expense, to protect itself and any Manager, Officer, employee or agent of the Company, or such person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under Delaware law.

H. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Section 15 shall not adversely affect any right or protection under this Section 15 of any person in respect of any act or omission occurring prior to the time of such repeal or modification without such person’s express written consent.

16. Governing Law; Jurisdiction. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

LIBERMAN BROADCASTING OF DALLAS, INC.,
a California corporation

By:	/s/ Lenard D. Liberman
Name:	Lenard D. Liberman
Title:	Executive Vice President, Chief Financial Officer and Secretary

S-1	Liberman Broadcasting of Dallas LLC Limited Liability Company Agreement

EXHIBIT A

MEMBERSHIP UNITS AND

MEMBERSHIP INTEREST

Name and Address of Member	Units	Ownership Interest
Liberman Broadcasting of Dallas, Inc. 1845 West Empire Avenue Burbank, California 91504	100	100%

TOTAL:	100	100%

EXHIBIT B

INITIAL BOARD OF MANAGERS:

Jose Liberman

Lenard D. Liberman

INITIAL OFFICERS:

Name	Title
Jose Liberman	President

Lenard D. Liberman	Executive Vice President, Chief Financial Officer and Secretary